UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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PULSE BIOSCIENCES, INC.

(Name of Registrant as Specified in Its Charter)

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PULSE BIOSCIENCES, INC.

3957 Point Eden Way

Hayward, CA 94545

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00 a.m. Pacific Time on May 16, 2019

Dear Pulse Biosciences, Inc. Stockholder:

You are cordially invited to attend our 2019 annual meeting of stockholders (the “Annual Meeting”), which will be held on May 16, 2019 at 8:00 a.m. Pacific Time at the Company’s headquarters located at 3957 Point Eden Way, Hayward, California 94545. During the Annual Meeting, stockholders will be asked to vote on the following proposals, as more fully described in the accompanying proxy statement:

1.

To elect seven directors from the nominees named in the accompanying proxy statement to hold office until our 2020 annual meeting of stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors has fixed the close of business on March 28, 2019 as the record date for the Annual Meeting. Only stockholders of record on March 28, 2019 are entitled to notice of and to vote at the Annual Meeting.  It is important that your shares are represented and voted at the Annual Meeting.  For specific voting instructions, please refer to the information provided in the proxy statement, together with your proxy card or the voting instructions you received with the proxy statement.

Your vote must be received by 11:59 p.m. Eastern Time, on Wednesday, May 15, 2019. For specific voting instructions, please refer to the information provided in the proxy statement, together with your proxy card or the voting instructions you received with the proxy statement. This proxy statement is being mailed to stockholders on or about April 11, 2019.

YOUR VOTE IS IMPORTANT.  Whether or not you plan to attend the Annual Meeting, we request that you submit your vote via the Internet, telephone or mail.

Thank you for your continued support of Pulse Biosciences.

By Order of the Board of Directors,

Darrin R. Uecker

President and Chief Executive Officer

Hayward, California

April  1, 2019

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PULSE BIOSCIENCES, INC.

____________________

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 8:00 a.m. Pacific Time on May 16, 2019

____________________

GENERAL INFORMATION

We are providing you with this Proxy Statement and the enclosed form of proxy in connection with the solicitation by our Board of Directors for use at our 2019 annual meeting of stockholders (the “Annual Meeting”).  The Annual Meeting will be held at the Company’s headquarters located at 3957 Point Eden Way, Hayward, California 94545 on May 16, 2019 at 8:00 a.m. Pacific Time.  This Proxy Statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures.  As used herein, “we,” “us,” “our,” “Pulse Biosciences,” or the “Company” refers to Pulse Biosciences, Inc., a Delaware corporation.

This Proxy Statement and the accompanying proxy card or voting instruction form will first be made available to our stockholders on or about April 11, 2019.  See the section titled, “Fiscal Year 2018 Annual Report and SEC Filings” for information on accessing our 2018 Annual Report to Stockholders.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this Proxy Statement.  You should read this entire Proxy Statement carefully.  Information contained on or that can be accessed through our website is not intended to be incorporated by reference into this Proxy Statement and references to our website address in this Proxy Statement are inactive textual references only.

QUESTIONS AND ANSWERS

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own.  The person you designate is your “proxy,” and you give the proxy authority to vote your shares by submitting the enclosed proxy card, or if available, voting by telephone or the Internet.  We have designated Darrin Uecker and Brian Dow to serve as proxies for the annual meeting.

What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

Proposal 1: To elect seven directors from the nominees named in this Proxy Statement to hold office until our 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to earlier resignation or removal;

Proposal 2:  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	“FOR” the election of the seven directors nominated by our Board of Directors and named in this proxy statement; and
•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the Annual Meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters.  The persons named on the proxy card intend to vote the proxy in accordance with their best judgment.  Our Board of Directors does not intend to bring any other matters to be voted on at the Annual Meeting.  We are not currently aware of any other matters that may properly be presented by others for action at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on March 28, 2019, which we refer to as the record date, may vote at the Annual Meeting.  Each stockholder is entitled to one vote for each share of our common stock held as of the record date.  In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date.  Stockholders are not permitted to cumulate votes with respect to the election of directors.

A complete list of these stockholders will be available at our corporate offices at 3957 Point Eden Way, Hayward, California 94545 during regular business hours for ten days prior to the Annual Meeting.  This list also will be available during the Annual Meeting at the meeting location.  A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record.  You are a stockholder of record if at the close of business on the record date your shares were registered directly in your name with Corporate Stock Transfer, Inc., our transfer agent.  As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Beneficial Owner.  You are a beneficial owner if at the close of business on the record date your shares were held by a brokerage firm, bank or other nominee and not in your name.  Being a beneficial owner means that, like many of our stockholders, your shares are held in “street name.”  As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides.  However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy.  Please see “What if I do not specify how my shares are to be voted?” for more information.

Do I have to do anything in advance if I plan to attend the Annual Meeting in person?

If you are a stockholder of record, you do not need to do anything in advance to attend or vote at the Annual Meeting in person.  In order to enter the Annual Meeting, you must present valid government photo identification, such as a driver’s license or passport, as well as proof of share ownership.  If you are a beneficial owner, you must bring a legal proxy from the organization that holds your shares in order to vote your shares at the Annual Meeting in person.  Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting.  Photography and video are prohibited at the Annual Meeting.  Please allow ample time for check-in.

How do I vote and what are the voting deadlines?

Stockholders of Record.  If you are a stockholder of record, there are several ways for you to vote your shares:

•

By mail.  If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope.  Sign your name exactly as it appears on the proxy card.  Your completed, signed and dated proxy card must be received prior to the Annual Meeting.

•

By telephone or via the Internet.  You may vote your shares by telephone or via the Internet by following the instructions provided in the proxy card.  We recommend that you have your proxy card in hand when voting by telephone or via the Internet.  If you vote by telephone or via the Internet, you do not need to return a proxy card by mail.  Internet and telephone voting are available 24 hours a day.  Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on May 15, 2019.

•

In person at the Annual Meeting.  You may vote your shares in person at the Annual Meeting.  Even if you plan to attend the Annual Meeting in person, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Owners.  If you are a beneficial owner of your shares, you will receive voting instructions from the broker, bank or other nominee holding your shares.  You should follow the voting instructions provided by your broker, bank or nominee in order to instruct your broker, bank or other nominee on how to vote your shares.  The availability of telephone and Internet voting will depend on the voting process of the broker, bank or nominee.  Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, bank or nominee giving you the right to vote the shares.

Whether or not you plan to attend the Annual Meeting, we request that you vote by proxy to ensure your vote is counted.  To vote, you will need the control number. The control number will be included in the notice or on your proxy card if you are a stockholder of record, or included with your voting instructions received from your broker, bank or other nominee if you hold your shares of common stock in a “street name”.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your Internet access.

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record.  If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual meeting by:

•	Signing and returning a new proxy card with a later date;
•	Entering a new vote by telephone or via the Internet by 11:59 p.m. Eastern Time on May 15, 2019;
•	Delivering a written revocation to our Corporate Secretary at Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward CA 94545 by 8:00 p.m. Eastern Time on May 15, 2019; or
•	Attending the Annual Meeting and voting in person.

Beneficial Owners.  If you are a beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions on changing your vote.

What if I do not specify how my shares are to be voted?

Stockholders of Record.  If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	“FOR” the election of the seven directors nominated by our Board of Directors and named in this Proxy Statement for a one-year term and until their successors are duly elected;
•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and
•	In the discretion of the named proxies regarding any other matters properly presented for vote at the Annual Meeting.

Beneficial Owners.  If you are a beneficial owner and you do not provide your broker, bank or other nominee with voting instructions, your broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter.  Under the rules of The Nasdaq Stock Market, brokers, banks and other nominees do not have discretion to vote on non-routine matters such as Proposal 1 absent direction from you.  Therefore, if you do not provide voting instructions to your broker, bank or other nominee, your broker, bank or other nominee may not vote your shares on Proposal 1.

What constitutes a quorum, and why is a quorum required?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our bylaws and Delaware law.  The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting.  As of the close of business on the record date of March 28, 2019, we had 20,710,406 shares of common stock outstanding and entitled to vote at the Annual Meeting, meaning that 10,355,203 shares of common stock must be represented in person or by proxy to constitute a quorum.

Your shares will be counted towards the quorum if you submit a proxy or vote at the Annual Meeting.  Abstentions and broker non-votes will also count towards the quorum requirement.  If there is not a quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What is the effect of a broker non-vote?

Brokers, banks or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting.  A broker non-vote occurs when a broker, bank or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares.  Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal.  Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 1) or the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposal 2).

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed

Proposal 1: Election of directors	Plurality of votes cast	No
Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019	Majority of the shares entitled to vote and present in person or represented by proxy	Yes

With respect to Proposal 1, you may vote FOR or AGAINST any of the nominees for election as a director, or you may ABSTAIN from voting on any nominee.  The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved.  “Plurality” means that the nominees who receive the largest number of FOR votes are elected as directors.  As a result, any shares not voted FOR a particular nominee (whether as a result of a vote AGAINST, a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.

With respect to Proposal 2, you may vote FOR, AGAINST or ABSTAIN.  If you ABSTAIN from voting on this proposal, the abstention will have the same effect as a vote AGAINST Proposal 2.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been engaged to receive and tabulate stockholder votes.  Broadridge will separately tabulate FOR and AGAINST votes, abstentions, and broker non-votes.  Broadridge will also certify the election results and perform any other acts required by the Delaware General Corporation Law.

Who is paying for the costs of this proxy solicitation?

We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials.  Solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet by our personnel who will not receive additional compensation for such solicitation.  In addition, we will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to stockholders.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting.  Final results also will be published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (the “SEC”) after the Annual Meeting.

What does it mean if I receive more than one set of printed materials?

If you receive more than one set of printed materials, your shares may be registered in more than one name and/or are registered in different accounts.  Please follow the voting instructions on each set of printed materials, as applicable, to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one paper copy of the proxy materials.  How may I obtain an additional copy of the proxy materials?

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders.  This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to our stockholders.  Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies.  Any stockholders who object to or wish to begin householding may notify our Investor Relations Department at 510-241-1077 or ir@pulsebiosciences.com or Investor Relations, Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545.

Beneficial owners may contact their broker, bank or other nominee to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals for 2020 Annual Meeting

The submission deadline for stockholder proposals to be included in our proxy materials for the 2020 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act is December 16, 2019 except as may otherwise be provided in Rule 14a-8.  All such proposals must be in writing and received by our Corporate Secretary at Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545 by close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2020 annual meeting of stockholders. Submission of a proposal before the deadline does not guarantee its inclusion in our proxy materials.

Advance Notice Procedure for 2020 Annual Meeting

Under our Bylaws, director nominations and other business may be brought at an annual meeting of stockholders in accordance with the requirements of our Bylaws as in effect from time to time.  For the 2020 annual meeting of stockholders, a stockholder notice must be received by our Corporate Secretary at Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the one-year anniversary of the date of the previous year’s annual meeting.  However, if the 2020 annual meeting of stockholders is advanced by more than 25 days prior to or delayed by more than 25 days after the one-year anniversary of the 2019 Annual Meeting of Stockholders, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to the 2020 annual meeting of stockholders and not later than the close of business on the later of (i) the 90th day prior to the 2020 annual meeting of stockholders, or (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made. Please refer to the full text of our Bylaw provisions for additional information and requirements. A copy of our Bylaws may be obtained by writing to our Corporate Secretary at the address listed above.

CORPORATE GOVERNANCE

Overview

The Board of Directors oversees our Chief Executive Officer and other senior management in the competent and ethical operation of our business and affairs and assures that the long-term interests of the stockholders are being served.

Board Leadership Structure

Our Board believes that the roles of Chairman and Chief Executive Officer may be filled by the same or different individuals.  This allows the Board of Directors flexibility to determine whether the two roles should be combined or separated based upon the needs of the Company and the Board of Director’s assessment of our leadership from time to time.  The Board of Directors believes that, at this time, it is in the best interests of our Company and our stockholders for Darrin R. Uecker to serve as our President and Chief Executive Officer and Robert W. Duggan to serve as Chairman of the Board.

Our Board of Directors has determined that the separation of the roles of Chairman of the Board and Chief Executive Officer is appropriate at this time as it allows our Chief Executive Officer to focus primarily on management responsibilities and corporate strategy, while allowing our Chairman to focus on leadership of the Board, providing feedback and advice to the Chief Executive Officer and providing a channel of communication between the Board members and the Chief Executive Officer. The Chairman of the Board presides over all Board meetings and works with the Chief Executive Officer to develop agendas for Board meetings.  He also works with the Board to drive decisions about particular strategies and policies and, in concert with the independent Board committees, facilitates a performance evaluation process of the Board.

The Board of Directors has not appointed a Lead Independent director.  In the absence of the Chairman at a meeting of the Board, Mr. Uecker presides over the meeting, whereas during executive sessions of the independent directors, an independent director in attendance presides over the meeting and provides feedback from the executive session to the Chairman, Chief Executive Officer and other senior management.

The Board’s Role in Risk Oversight

Our management has day-to-day responsibility for identifying risks facing us, including implementing suitable mitigating processes and controls, assessing risks in relation to Company strategies and objectives, and appropriately managing risks in a manner that serves the best interests of the Company, our stockholders, and other stakeholders.  Our Board of Directors is responsible for ensuring that an appropriate culture of risk management exists within the Company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks.

Generally, various committees of our Board of Directors oversee risks associated with their respective areas of responsibility and expertise.  For example, our Audit Committee oversees, reviews and discusses with management and the independent auditor risks associated with our internal controls and procedures for financial reporting and the steps management has taken to monitor and mitigate those exposures; our Audit Committee also oversees the management of other risks, including those associated with credit risk.  Our Compensation Committee oversees the management of risks associated with our compensation policies, plans and practices.  Our Nominating and Corporate Governance Committee oversees the management of risks associated with director independence and Board of Directors composition and organization.  Management and other employees report to the Board of Directors and/or relevant committee from time to time on risk-related issues.

Director Independence

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that each of Messrs. Duggan, Clark, Levinson and Soni and Drs. Fogarty and Zanganeh, representing six of our seven directors, is “independent” as that term is defined under the rules of The Nasdaq Stock Market and none of these directors has or has had a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our Board of Directors also determined that Messrs. Soni and Levinson, and Dr. Fogarty, who comprise our Audit Committee, Mr. Soni and Dr. Zanganeh, who comprise our Compensation Committee, and Messrs. Clark and Duggan and Dr. Fogarty, who comprise our Nominating and Corporate Governance Committee, satisfy the independence standards for those committees established by applicable SEC rules, including Rule 10A-3 of the Exchange Act, and the rules of The Nasdaq Stock Market.  In making this determination, our Board of Directors considered the relationships that each non-employee director has or has had with our Company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

The Board of Directors believes that the independence of the Board members satisfies the independence standards established by applicable SEC rules and the rules of The Nasdaq Stock Market.

Director Nominations

Candidates for nomination to our Board of Directors are selected by the Nominating and Corporate Governance Committee in accordance with the committee’s charter, and our Certificate of Incorporation and Bylaws.  The Nominating and Corporate Governance Committee evaluates all candidates in the same manner and using the same criteria, regardless of the source of the recommendation.

The Nominating and Corporate Governance Committee may retain recruiting professionals to assist in identifying and evaluating candidates for director nominees. The Nominating and Corporate Governance Committee considers factors such as character, integrity, judgment, diversity of experience (including age, gender, international background, race and professional experience), independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like.  The Nominating and Corporate Governance Committee considers the following minimum qualifications to be satisfied by any nominee to the Board of Directors: the highest personal and professional ethics and integrity; proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; skills that are complementary to those of the existing Board of Directors; the ability to assist and support management and make significant contributions to the Company’s success; and an understanding of the fiduciary responsibilities that is required of a member of the Board of Directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

Based on the Nominating and Corporate Governance Committee’s recommendation, the Board of Directors selects director nominees and recommends them for election by our stockholders, and also fills any vacancies that may arise between annual meetings of stockholders.

The Nominating and Corporate Governance Committee will consider director candidates who are proposed by our stockholders in accordance with our Bylaws and other procedures established from time to time by the Nominating and Corporate Governance Committee.

If you would like the Nominating and Corporate Governance Committee to consider a prospective director candidate, please follow the procedures in our Bylaws and submit the candidate’s name and qualifications to: Corporate Secretary, Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545.

Code of Business Conduct and Ethics

We have adopted a code of business conduct that is applicable to all of our employees, officers, and directors.  Our code of business conduct is available on the Investor Relations page of our website at www.pulsebiosciences.com under “Corporate Governance.”  We will post amendments to or waivers of our code of business conduct on the same website.

Communication with the Board of Directors

Any stockholder communication with our Board of Directors or individual directors should be directed to Pulse Biosciences, Inc., c/o Corporate Secretary, 3957 Point Eden Way, Hayward, CA 94545.  The Corporate Secretary will forward these communications, as appropriate, directly to the director(s). The independent directors of the Board of Directors review and approve the stockholder communication process periodically in an effort to enable an effective method by which stockholders can communicate with the Board of Directors.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board and Committee Meetings

Our Board of Directors and its committees meet throughout the year on a set schedule, hold special meetings as needed, and act by written consent from time to time.  During fiscal year 2018, our Board of Directors held 7 meetings, and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served.

The names of the nominees and directors, their ages as of December 31, 2018 and certain other information about them are set forth below:

Name	Age	Position
Darrin R. Uecker	53	President and Chief Executive Officer and Director
Robert W. Duggan	74	Chairman of the Board of Directors
Kenneth A. Clark	60	Director
Thomas J. Fogarty, M.D.	84	Director
Mitchell E. Levinson	58	Director
Manmeet S. Soni	41	Director
Mahkam Zanganeh, D.D.S.	48	Director

___________________

The principal occupations and positions and directorships for at least the past five years of our directors and director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led our Board of Directors to conclude that they should serve on the Board of Directors, are described below.  There are no family relationships among any of our directors or executive officers.

Darrin R. Uecker has been our Chief Executive Officer and President and a director since September 2015.  Mr. Uecker has over 20 years of experience in the medical device field.  From January 2014 to September 2015, Mr. Uecker was the President and Chief Operating Officer of Progyny, Inc., a company that developed EevaTM, the world’s first automated time-lapse system for embryo selection during in-vitro fertilization.  From June 2009 to January 2014, Mr. Uecker was the Chief Executive Officer and President and a Director of Gynesonics, Inc., a company that developed a novel medical device for the treatment of symptomatic uterine fibroids using ultrasound guided radiofrequency ablation.  Prior to that, Mr. Uecker served in a variety of executive level roles, including as a Senior Vice President at CyperHeart, Inc. (June 2008 to June 2009), a company that developed an external beam radiation platform for the treatment of heart arrhythmias, a Senior Vice President at Conceptus, Inc. (May 2007 to June 2008), and as Chief Technology Officer at RITA Medical Systems, Inc. (January 2004 to January 2007), a medical device oncology company focused on ablative therapies.  Mr. Uecker holds a M.S. degree in Electrical and Computer Engineering from the University of California at Santa Barbara.

Mr. Uecker was appointed as a director due to his practical experience and leadership in technical, research and development gained in leadership roles with life science companies developing technologies.

Robert W. Duggan has been a director and Chairman of the Board of Directors since November 2017.  Since 2016, Mr. Duggan has been Chief Executive Officer of Duggan Investments, a venture capital and public equity investment firm primarily focused on patient-friendly breakthrough solutions to complex diseases of aging.  From 2008 to 2015, Mr. Duggan was Chairman, Chief Executive Officer and the largest investor in Pharmacyclics, a patient-friendly, science-based, employee-driven developer of small-molecule medicines for the treatment of cancers. Pharmacyclics was acquired by AbbVie in May 2015. From 1990 to 2003, Mr. Duggan was Chairman of the Board of Computer Motion. From 1997 to 2003, Mr. Duggan also served as Chief Executive Officer of Computer Motion. In June 2003, Computer Motion merged with Intuitive Surgical. From 2003 to 2011, Mr. Duggan served on the Board of Directors of Intuitive Surgical.  Mr. Duggan received a U.S. Congressman's Medal of Merit from Ron Paul in 1985 and in 2000 he was named a Knight of the Legion D’Honor by President Jacques Chirac of France.  He is a member of the University of California at Santa Barbara Foundation Board of Trustees.

Mr. Duggan was appointed as a director because of his significant combined service as Chief Executive Officer of two innovative health care companies and career spanning over 30 years as a venture investor and advisor for a broad range of companies, and extensive expertise in vision, strategic development, planning, finance and management.

Kenneth A. Clark has been a director since November 2017. Mr. Clark has been a member of the law firm Wilson Sonsini Goodrich & Rosati, P.C. since 1993. His practice has focused on strategic transactions in the biopharmaceutical industry for over 25 years. Mr. Clark served on the board of directors of Pharmacyclics, Inc., from November 2012 through the acquisition by AbbVie in May 2015. He holds a B.A. degree from Vanderbilt University and a law degree from the University of Texas at Austin.

Mr. Clark was appointed as a director because of his extensive experience in the biopharmaceutical industry and his more than 25 years of experience with growth enterprises.

Thomas J. Fogarty, M.D. has served as a director since November 2017. Dr. Fogarty has been involved with a wide spectrum of innovations in business and technology, having served as founder/co-founder of a variety of companies, and acquired over 160 surgical patents. Dr. Fogarty received the National Medal of Technology and Innovation, the nation’s highest honor for technological achievement, in November 2014, the Jacobson Innovation Award of the American College of Surgeons, the 2000 Lemelson-MIT prize for Invention and Innovation and was inducted into the Inventors Hall of Fame in December 2001. Dr. Fogarty founded the Fogarty Institute for Innovation at El Camino Hospital, which seeks to create an environment where innovation in medicine is encouraged, supported, and nurtured. Dr. Fogarty received his undergraduate education at Xavier University and his medical degree from the University of Cincinnati. He completed his residency at the University of Oregon and later served as Medical Staff President at Stanford Medical Center from 1973-1975.

Dr. Fogarty was appointed as a director because of his vast experience in the medical device industry and his medical and scientific expertise.

Mitchell E. Levinson has served as a director since March 2019 and previously served as a director from January 2015 to November 2017.  Mr.  Levinson is currently a board member and Chief Technology Officer of Cerebrotech, an innovative neurotechnology device company focused on the development of portable neurotechnology solutions that he co-founded during 2010.   Prior to 2010, Mr. Levinson was the start-up Chief Executive Officer for Zeltiq Aesthetics Inc. where he became its first employee in 2005, and served as its president and its Chief Executive Officer from September 2005 until September 2009.  He continued with Zeltiq as Chief Scientific Officer from September 2009 through December 2010.  From March 2000 to September 2005 he served as Vice President of Research and Development of Thermage, Inc. (later renamed Solta Medical), a company engaged in cosmetic tissue tightening devices.  He is the inventor of 45 issued and numerous pending U.S. patents.  Mr. Levinson earned his B.S. in Mechanical Engineering from University of California at San Diego and holds an M.S in Computer Systems from the University of Phoenix.

Mr. Levinson was appointed as a director because he has over twenty-five years of progressive experience in product development and manufacturing engineering and he has many years of experience in medical device intellectual property, operations, clinical and regulatory strategy, commercial business development, sales training and marketing.

Manmeet S. Soni was appointed to our Board of Directors in November 2017. Mr. Soni has been the Senior Vice President and Chief Financial Officer of Alnylam Pharmaceuticals since May 2017. From March 2016 to February 2017, Mr. Soni served as Executive Vice President, Chief Financial Officer and Treasurer of ARIAD Pharmaceuticals, Inc., a  biopharmaceutical company, when ARIAD was acquired by Takeda Pharmaceutical Company Limited. Mr. Soni continued as an employee of ARIAD through May 2017. Previously, he served as Chief Financial Officer of Pharmacyclics, Inc., a biopharmaceutical company, until its acquisition by AbbVie, Inc. in May 2015, after which he supported AbbVie during the post-acquisition transition through September 2015. He first joined Pharmacyclics in September 2012 as Corporate Controller and was promoted to serve as Principal Accounting and Financial Officer, Treasurer in August 2013, prior to being appointed as Chief Financial Officer and Treasurer in February 2014. Prior to joining Pharmacyclics, Mr. Soni worked at ZELTIQ Aesthetics Inc., a publicly held medical technology company as Corporate Controller. Prior to ZELTIQ, Mr. Soni worked at PricewaterhouseCoopers in the Life Science and Venture Capital Group. Prior to that, he worked at PricewaterhouseCoopers India providing audit and assurance services. Mr. Soni also serves as a member of the board of directors of Arena Pharmaceuticals, Inc. Mr. Soni is a Certified Public Accountant and Chartered Accountant from India.

Mr. Soni was appointed as a director because of his extensive experience in the life sciences industry and his financial and accounting expertise.

Mahkam “Maky” Zanganeh, D.D.S. was appointed to our Board of Directors in February 2017.  Dr. Zanganeh is currently Founder and Chief Executive Officer of Maky Zanganeh and Associates, an executive management and consulting firm.  Previously, from August 2012 to September 2015, she served as the Chief Operating Officer of Pharmacyclics Inc. She also served as Chief of Staff and Chief Business Officer of Pharmacyclics from December 2011 to July 2012 and Vice President, Business Development from August 2008 to November 2011. Prior to joining Pharmacyclics Inc., Dr. Zanganeh served as President Director General (2007-2008) for the French government bio-cluster project initiative in France, establishing alliances and developing small life science businesses regionally.  From September 2003 to August 2008, Dr. Zanganeh served as Vice President of Business Development for Robert W. Duggan & Associates.  Dr. Zanganeh also served as worldwide Vice President of Training & Education (2002-2003) and President Director General for Europe, Middle East and Africa (1998-2002) for Computer Motion Inc.  Dr. Zanganeh received a DDS degree from Louis Pasteur University in Strasbourg, France and MBA from Schiller International University in France.

Dr. Zanganeh was appointed as a director because of her years of executive and operational experience in the life sciences industry.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described below.  The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee all operate under charters approved by our Board of Directors, which charters are available on the Investors Relations page of our website at www.pulsebiosciences.com under “Corporate Governance.”  Our Board of Directors from time to time establishes additional committees to address specific needs.

The following table sets forth (i) the three standing committees of the Board of Directors, (ii) the current members of each committee, and (iii) the number of meetings held by each committee in fiscal year 2018:

Name of Director	Audit	Compensation	Nominating and Corporate Governance
Kenneth A. Clark			X (chair)
Robert W. Duggan			X
Thomas J. Fogarty, M.D. (1)	X		X
Mitchell E. Levinson (2)	X
Manmeet S. Soni	X (chair)	X (chair)
Darrin R. Uecker
Mahkam Zanganeh, D.D.S. (3)		X
Number of Meetings Held during 2018	4	4	2

(1) Mr. Fogarty also served on the compensation committee from July 27, 2018 to January 11, 2019.

(2) Mr. Levinson was appointed to the audit committee on March 18, 2019.

(3) Dr. Zanganeh served on the audit committee and compensation committee until July 27, 2018.  Dr. Zanganeh rejoined the compensation committee on January 11, 2019.

Although the Company does not have a formal policy regarding attendance by members of the Board at its Annual Meeting, the Board encourages directors to attend. Four of the current Board members who were members of the Board at our 2018 annual stockholder meeting attended such meeting.

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process and assists the Board of Directors in monitoring our financial systems and our legal and regulatory compliance.  Our Audit Committee is responsible for, among other things:

•	selecting and hiring our independent auditors;
•	appointing, compensating and overseeing the work of our independent auditors;
•	approving engagements of the independent auditors to render any audit or permissible non-audit services;
•	reviewing the qualifications and independence of the independent auditors;
•	monitoring the rotation of partners of the independent auditors on our engagement team as required by law;
•	reviewing our financial statements and critical accounting policies and estimates;
•	reviewing the adequacy and effectiveness of our internal controls over financial reporting; and
•	reviewing and discussing with management and the independent auditors the results of our annual audit, quarterly financial statements and publicly filed reports.

The members of our Audit Committee are Messrs. Soni and Levinson and Dr. Fogarty.  Mr. Soni serves as our Audit Committee chair.  Our Board of Directors has determined that Mr. Soni meets the financial literacy requirements under the rules of The Nasdaq Stock Market and the SEC and that he qualifies as Audit Committee financial expert as defined under SEC rules and regulations.

Compensation Committee

Our Compensation Committee oversees our corporate compensation policies, plans and programs.  Our Compensation Committee is responsible for, among other things:

•	providing oversight of the compensation policies and plans and benefit programs, and overall compensation philosophy;
•

reviewing, approving, or recommending to the Board for approval, corporate goals and objectives relevant to Chief Executive Officer compensation and evaluating the Chief Executive Officer’s performance in light of those goals and objectives;

•	reviewing, approving, or recommending to the Board compensation and corporate goals and objectives relevant to compensation for executive officers other than our Chief Executive Officer; and
•

reviewing, approving and administering annual and long-term incentive compensation plans for Executive Officers, and any other senior executives or service providers of the Company as the Compensation Committee deems appropriate.

The members of our Compensation Committee are Mr. Soni and Dr. Zanganeh. Mr. Soni serves as the chair of our Compensation Committee.  Our Board of Directors has determined that each member of our Compensation Committee is independent within the meaning of the independent director guidelines of The Nasdaq Stock Market.  We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with, all applicable requirements of The Nasdaq Stock Market and SEC rules and regulations.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee oversees and assists our Board of Directors in reviewing and recommending corporate governance policies and nominees for election to our Board of Directors.  Our Nominating and Corporate Governance Committee is responsible for, among other things:

•

evaluating and making recommendations regarding the size and composition of the Board to ensure that the Board reflects the knowledge, skills, expertise, and diversity required for the Board to fulfill its duties;

•	facilitating an annual assessment by Board members of the performance of the Board and the Board’s Committees;
•	recommending appointments to committees of the Board and chairpersons for such committees;
•	overseeing a recruitment strategy and search activity, including reviewing the qualifications of potential director candidates and interviewing candidates;

•	reviewing nominees for election to the Board of Directors who are recommended by security holders of our Company;
•	developing and recommending a Chief Executive Officer succession plan to the Board; and
•	reviewing and assessing corporate governance policies for the Company and recommend any proposed changes to the Board for approval.

The members of our Nominating and Corporate Governance Committee are Messrs. Clark and Duggan and Dr. Fogarty. Mr. Clark serves as chair of our Nominating and Corporate Governance Committee. Our Board of Directors has determined that each member of our Nominating and Corporate Governance Committee is independent within the meaning of the independent director guidelines of The Nasdaq Stock Market.

Director Compensation

Employee directors are not compensated for Board of Directors services in addition to their regular employee compensation.

For 2018, the non-employee members of the Board of Directors were compensated as follows:

Cash compensation: Each non-employee member of the Board was eligible to receive the following cash compensation: (1) an annual retainer for each member of the Board of $25,000 paid in equal quarterly installments; (2) the members of the Company’s Audit, Compensation and Nominating and Corporate Governance Committees were eligible for an additional annual retainer of $4,000 for their service on each committee; (3) the Chair of the Audit, Compensation and Nominating and Corporate Governance Committees were eligible to receive annual retainers of $10,000, $8,000, and $6,000, respectively, in lieu of the member retainer; (4) the Chairman of the Board was eligible to receive an additional annual retainer of $18,000.  We reimbursed our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors.

Equity Compensation: Each new non-employee director received a stock option grant to purchase 65,000 shares of our common stock under the terms of the then in effect equity compensation plan.  These initial awards would vest over three years, with one-third of the shares subject to the option vesting on the one year anniversary of the date of grant, and the remaining shares vesting monthly over the following two years, provided such non-employee director continued to serve as a director through each vesting date.  In addition, each non-employee director automatically received an annual stock option grant to purchase 15,000 shares of our common stock on the date of the annual meeting beginning on the date of the first annual meeting that is held after such non-employee director received his or her initial award, provided such non-employee director continued to serve as a director through such date.  Such annual awards vest monthly over one year, provided such non-employee director continues to serve as a director through each vesting date.

In the event of a “change in control,” the participant non-employee director will fully vest in and have the right to exercise awards as to all shares underlying such awards and all restrictions on awards will lapse, and all performance goals or other vesting criteria will be deemed achieved at 100% of target level and all other terms and conditions met, provided the non-employee director remains a director through the date of such change in control.

The following table sets forth information concerning compensation paid or earned for services rendered to us by the non-employee members of our Board of Directors for the fiscal year ended December 31, 2018.  Compensation paid to Mr. Uecker is included in the section entitled, “Executive Compensation” and excluded from the table below:

Name	Fees earned or paid in cash ($)	Option Awards ($) (1)	Total ($)
Kenneth A. Clark	31,000	139,387	170,387
Robert W. Duggan	47,000	139,387	186,387
Thomas J. Fogarty, M.D. (2)	34,667	139,387	174,054
Mitchell E. Levinson (3)	—	—	—
Manmeet S. Soni	40,667	139,387	180,054
Mahkam Zanganeh, D.D.S. (4)	32,000	139,387	171,387

___________________

(1)

Amounts shown represent the aggregate grant date fair value of the option awards computed in accordance with FASB ASC Topic 718.  These amounts do not correspond to the actual value that will be recognized.  The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements.

(2) Mr. Fogarty also served on the compensation committee from July 27, 2018 to January 11, 2019.

(3) Mr. Levinson rejoined the Board of Directors on March 18, 2019.

(4) Dr. Zanganeh served on the audit committee and compensation committee until July 27, 2018.  Dr. Zanganeh rejoined the compensation committee on January 11, 2019.

The aggregate number of shares subject to stock options outstanding and exercisable at December 31, 2018 for each non-employee director is as follows:

Name	Aggregate Number of Stock Options Outstanding as of December 31, 2018	Aggregate Number of Stock Options Exercisable as of December 31, 2018
Kenneth A. Clark	80,000	32,220
Robert W. Duggan	80,000	32,220
Thomas J. Fogarty, M.D.	80,000	32,220
Mitchell E. Levinson (1) (2)	33,273	33,273
Manmeet S. Soni	80,000	32,220
Mahkam Zanganeh, D.D.S.	95,000	63,471

___________________

(1) Mr. Levinson rejoined the Board of Directors on March 18, 2019.

(2) Mr. Levinson’s outstanding and exercisable options at December 31, 2018 were from grants received while serving as a Board Member from 2015 to 2017.

Our Compensation Committee consulted with the independent compensation consultant, StreeterWyatt Governance LLC, to perform an analysis of our outside director compensation policy relative to prevailing market data.  Based on its review, the Compensation Committee recommended to the Board of Directors to make changes to existing cash and equity-based compensation levels.  With respect to Board service, our Board of Directors approved compensation to each non-employee member of the Board as follows:

Cash compensation: Beginning January 2019, each non-employee member of the Board is eligible to receive the following cash compensation (the “Retainer Cash Payments”): (1) an annual retainer for each member of the Board of $35,000 paid in equal quarterly installments; (2) the members of the Company’s Audit, Compensation and Nominating and Corporate Governance Committees will be paid an additional annual retainer of $7,500, $5,000, and $4,000, respectively, for their service on each committee; (3) the Chair of the Audit, Compensation and Nominating and Corporate Governance Committees will receive annual retainers of

$15,000, $10,000, and $8,000, respectively, in lieu of the member retainer; and (4) the Chairman of the Board will be paid an additional annual retainer of $18,000. In addition, the Company shall reimburse its non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors.

Each non-employee director may elect to convert all or a portion of his or her Retainer Cash Payments into a number of options (“Retainer Options,” and such election, a “Retainer Option Election”). The number of shares subject to a Retainer Option will be equal to (i) the product of (A) the dollar value of the aggregate Retainer Cash Payments that the non-employee director elects to forego over the course of a specified period covered by a Retainer Option Election in favor of receiving a Retainer Option multiplied by (B) three, divided by (ii) the fair market value of a share on the date of grant of the Retainer Option, provided that the number of shares covered by such Retainer Option shall be rounded to the nearest whole share.

Equity Compensation: Each new non-employee director shall receive a stock option grant to purchase 35,000 shares of the Company’s common stock under the terms of the then in effect equity compensation plan. These initial awards will vest over three years, with one-third of the shares subject to the option vesting on the one-year anniversary of the date of grant, and the remaining shares vesting monthly over the following two years, provided such non-employee director continues to serve as a director through each vesting date. In addition, each non-employee director automatically receives an annual stock option grant to purchase 15,000 shares of our common stock on the date of the annual meeting beginning on the date of the first annual meeting that is held after such non-employee director received his or her initial award, provided such non-employee director continues to serve as a director through such date. Such annual awards vest monthly over one year, provided such non-employee director continues to serve as a director through each vesting date.

In the event of a “change in control,” the participant non-employee director will fully vest in and have the right to exercise awards as to all shares underlying such awards and all restrictions on awards will lapse, and all performance goals or other vesting criteria will be deemed achieved at 100% of target level and all other terms and conditions met, provided the non-employee director remains a director through the date of such change in control.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors has nominated Kenneth A. Clark, Robert W. Duggan, Thomas J. Fogarty, Mitchell E. Levinson, Manmeet S. Soni, Darrin R. Uecker, and Mahkam Zanganeh for election at the Annual Meeting to terms expiring at the 2020 annual meeting of stockholders.  Please refer to “Board of Directors and Committees of the Board” section above for the nominees’ biographies.

The seven nominees receiving the highest number of votes will be elected at the Annual Meeting.  In the event a nominee is unable or declines to serve as a director, the proxies will be voted at the Annual Meeting for any nominee who may be designated by the Board of Directors to fill the vacancy.  As of the date of this Proxy Statement, the Board of Directors is not aware of any nominee who is unable or will decline to serve as a director.

Summary information regarding our nominees is set forth below.

Name	Age	Position	Director Since
Kenneth A. Clark	60	Member, Wilson Sonsini Goodrich & Rosati, P.C.	2017
Robert W. Duggan	74	Chairman, Pulse Biosciences, Inc.	2017
Thomas J. Fogarty, M.D.	84	Founder, Fogarty Institute for Innovation	2017
Mitchell E. Levinson	58	Chief Technology Officer, Cerebrotech Medical Systems, Inc.	2019
Manmeet S. Soni	41	Chief Financial Officer, Alnylam Pharmaceuticals, Inc.	2017
Darrin R. Uecker	53	Chief Executive Officer, Pulse Biosciences, Inc.	2015
Mahkam Zanganeh, D.D.S.	48	President, Zanganeh and Associates	2017

Mr. Levinson was recommended by one of our directors and nominated by our Board of Directors for election because of his executive and board experience in the medical device industry. Mr. Levinson previously served on our Board of Directors from January 2015 to November 2017.

There is no family relationship among any of the nominees, directors and/or any of our executive officers.  Our executive officers serve at the discretion of the Board of Directors.  Further information about our directors, is provided in the “Board of Directors and Committees of the Board” section above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR”

ALL SEVEN NOMINEES TO SERVE AS OUR DIRECTORS

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to audit the financial statements of the Company for the fiscal year ending December 31, 2019 and recommends that stockholders vote in favor of the ratification of such appointment.  Deloitte & Touche LLP was our independent registered public accounting firm for the fiscal year ended December 31, 2018.

Stockholder ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not required by our bylaws or otherwise.  The Board of Directors, however, is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether or not to retain the firm.  Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Deloitte & Touche LLP representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2019 requires the affirmative “FOR” vote of a majority of the shares present, represented, and entitled to vote on the proposal.  You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal.  Abstentions are deemed to be votes cast and have the same effect as a vote against the proposal.  Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal, and will not affect the outcome of voting on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR”

THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP

AUDITOR SERVICES AND FEES

Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee reviews and pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm.  These services may include audit services, audit-related services and tax services, as well as specifically designated non-audit services which, in the opinion of the Audit Committee, will not impair the independence of the independent registered public accounting firm.  Pre-approval generally is provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget.  The independent registered public accounting firm and the Company’s management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, including the fees for the services performed to date.  In addition, the Audit Committee also may pre-approve particular services on a case-by-case basis, as necessary or appropriate.

Change in Auditor

On April 6, 2018 (the “Effective Date), at the direction of the Audit Committee, we notified Gumbiner Savett Inc. (“Gumbiner”) that we were terminating Gumbiner’s engagement as the Company’s independent registered public accounting firm, effective as of the Effective Date.

Gumbiner’s report on our consolidated financial statements for our fiscal year ended December 31, 2017 did not contain any adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal year ended December 31, 2017 and the subsequent interim period through April 6, 2018, there were no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto, with Gumbiner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Gumbiner, would have caused it to make reference to the subject matter of the disagreements in connection with their reports.

During the year ended December 31, 2016, there were reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.  As previously disclosed, in connection with the audit of our financial statements as of and for the year ended December 31, 2016, we identified a material weakness in our internal control over financial reporting.  The material weakness related to a lack of effective controls to adequately restrict access and segregate duties.  Specifically, due to the limited number of staff in our accounting function, certain personnel had the ability to prepare and post journal entries without a qualified independent review performed by someone without this ability.  During 2017, we executed our remediation plan for this material weakness.  Our remediation activities included (1) documenting and assessing the design and operation of internal controls over financial reporting, including implementation of independent review, approval, and monitoring of journal entries by a person independent from the preparer of journal entries, (2) increasing the staffing levels in the accounting function to segregate accounting functions and (3) training of accounting personnel to further educate the staff on the needs for internal controls over financial reporting, including appropriate segregation of duties.  We tested such newly established policies, procedures, and control activities designed to address the above-described material weakness.  As a result, we believe that this material weakness was remediated as of December 31, 2017.

We requested that Gumbiner furnish a letter addressed to the SEC stating whether it agrees with the above statements.  A copy of Gumbiner’s letter dated April 6, 2018 is attached as Exhibit 16.01 to the Current Report on Form 8-K filed with the SEC on April 11, 2018.

On April 6, 2018, the Audit Committee approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, effective April 6, 2018.  During the Company’s fiscal year ended December 31, 2017 and the subsequent interim period through April 6, 2018, neither us nor anyone acting on our behalf consulted with Deloitte & Touche LLP regarding any of the matters described in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Auditor Fees

The following table sets forth the approximate aggregate fees billed to the Company by Gumbiner Savett Inc. in fiscal 2017 (in thousands):

Fee Category	2017
Audit Fees	$87
Tax Fees	—
All Other Fees	11
Total	$98

The following table sets forth the approximate aggregate fees billed to the Company by Deloitte & Touche LLP in fiscal 2018 (in thousands):

Fee Category	2018
Audit Fees	$170
Tax Fees	—
All Other Fees	13
Total	$183

Audit Fees consisted of professional services rendered in connection with the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K and quarterly review of financial statements included in the Company’s Quarterly Reports on Form 10‑Q.

Tax Fees: none.

All Other Fees consisted of fees related to professional services provided in connection with regulatory filings.

The Audit Committee has concluded that the provision of the non-audit services listed above was compatible with maintaining the independence of Deloitte & Touche LLP.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Party Transactions

Our Audit Committee is responsible for reviewing any related party transactions of the Company, which we define as transactions between us and our executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of our common stock and any member of the immediate family of any of the foregoing persons where the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year.  In approving or rejecting any such proposal, our Nominating and Corporate Governance Committee considers the facts and circumstances available and deemed relevant by our Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Related Party Transactions

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements discussed above in the sections titled “Board of Directors and Corporate Governance – Director Compensation” and “Executive Compensation,” we describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Retention of Wilson Sonsini Goodrich & Rosati, P.C.

On November 2, 2017, the Company appointed Kenneth A. Clark to the Board of Directors. Mr. Clark is a member of the law firm of Wilson Sonsini Goodrich and Rosati, Professional Corporation (“WSGR”), which is also outside corporate counsel to the Company. During the year ended December 31, 2018, the Company incurred expenses for legal services rendered by WSGR totaling approximately $1.2 million.

We believe that our arrangements with WSGR were on terms no less favorable to the Company than would have been available from unrelated law firms of similar size and stature.

Rights Offering

On December 14, 2018, the Company closed a rights offering which resulted in the issuance of 3,581,148 shares of the Company’s common stock at a price of $12.57 per share for total gross proceeds of $45 million to the Company. Robert W. Duggan participated in the rights offering and purchased an aggregate of 3,146,226 shares for an additional investment of approximately $39.5 million.

Registration Rights Agreements

We are party to registration rights agreements and securities purchase agreements which provide, among other things, that certain holders of our outstanding common stock, including Robert W. Duggan and Mahkam Zanganeh, have the right to demand that we file a registration statement or request that their shares of our common stock be covered by a registration statement that we are otherwise filing.

Other Transactions

We have granted stock options to our named executive officers and certain of our directors.  See the sections titled “Board of Directors and Corporate Governance – Director Compensation” and “Executive Compensation,” for a description of these stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 28, 2019 with respect to the beneficial ownership of our common stock by (i) each person the Company believes beneficially holds more than 5% of the outstanding shares of the Company’s common stock based solely on the Company’s review of SEC filings; (ii) each director and nominee; (iii) each named executive officer listed in the table entitled, “Summary Compensation Table” under the section entitled, “Executive Compensation”; and (iv) all directors and executive officers as a group.  As of March 28, 2019,  20,710,406 shares of our common stock were issued and outstanding.  Unless otherwise indicated, all persons named as beneficial owners of our common stock have sole voting power and sole investment power with respect to the shares indicated as beneficially owned.  Unless otherwise noted below, the address of each stockholder listed on the table is c/o Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, California 94545.

Name and address of beneficial owner	Number of Shares Owned (1)	Right to Acquire Shares (2)	Total Beneficial Ownership	Percent of Class (3)
5% Stockholders:
Robert W. Duggan (4)	9,043,648	51,942	9,095,590	43.8%

Named executive officers and directors:
Kenneth A. Clark	—	50,429	50,429	(*)
Brian B. Dow	140	167,733	167,873	(*)
Robert W. Duggan (4)	9,043,648	51,942	9,095,590	43.8%
Edward A. Ebbers	29,740	38,850	68,590	(*)
Thomas J. Fogarty, M.D.	—	50,996	50,996	(*)
Mitchell E. Levinson	20,000	—	20,000	(*)
Manmeet S. Soni	—	51,564	51,564	(*)
Darrin R. Uecker	561	492,591	493,152	2.3%
Mahkam Zanganeh, D.D.S. (5)	469,074	81,113	550,187	2.6%

All executive officers and directors as a group (9 people)	9,563,163	985,218	10,548,381	48.6%

___________________

(*)  Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Excludes shares that may be acquired through the exercise of outstanding stock options or the vesting of restricted stock units or other equity awards.
(2)

Represents shares issuable within 60 days after March 28, 2019 upon vesting of restricted stock units or exercise of exercisable options and warrants; however, unless otherwise indicated, these shares do not include any equity awards awarded after March 28, 2019.

(3)	For purposes of calculating the Percent of Class, shares that the person or entity had a right to acquire are deemed to be outstanding when calculating the Percent of Class of such person or entity.
(4)	Based on information obtained from Mr. Duggan. Includes 267,044 shares owned by Genius Inc., of which Mr. Duggan is the sole shareholder.
(5)	Includes (a) 27,000 shares owned by Mahin Zanganeh, Dr. Zanganeh’s mother, (b) 14,000 shares are owned by Mahshad Zanganeh, Dr. Zanganeh’s sister, and (c) 95,574 shares owned by a dependent minor.

EXECUTIVE OFFICERS

Biographical data for our current executive officers, including their ages as of December 31, 2018 is set forth below, except Mr. Uecker’s biography, which is included under the heading, “Board of Directors and Committees of the Board” above.

Executive Officers

Brian B. Dow,  age 49, has been our Chief Financial Officer, Senior Vice President, Finance and Administration, Treasurer and Secretary since November 2015.  Prior to joining us, Mr. Dow served as the Chief Financial Officer of Progyny, Inc. from May 2015 to November 2015.  From May 2010 to April 2015, Mr. Dow was the Vice President and Principal Accounting Officer of Pacific Biosciences of California, a leading provider of next generation genetic sequencing instruments.  Mr. Dow held a series of financial officer positions with Northstar Neuroscience, Inc., a development stage medical device company, from January 2006 to May 2010, most recently serving as the Chief Financial Officer.  Prior to 2006, Mr. Dow had 14 years of progressively-increasing responsibilities in financial management of publicly-traded companies and in public accounting as a manager with Ernst and Young.  Mr. Dow is recognized as a licensed Certified Public Accountant by the Washington State Board of Accountancy and holds a Bachelor of Science in Management from the Georgia Institute of Technology.

Edward A. Ebbers, age 61, has served as our Executive Vice President and General Manager, Dermatology since January 2019.  Mr. Ebbers joined the Company in July 2016 as Vice President and General Manager, Dermatology. Prior to joining the Company, Mr. Ebbers served as the Senior Vice President, Chief Commercial Officer of Soleno Therapeutics, Inc. (f/k/a Capnia, Inc.) from April 2015 to February 2016, and as Vice President, Worldwide Marketing, Ophthalmology Products at Clarity Medical Systems from September 2013 to April 2015. Previously, he also served as the Vice President and Chief Commercial Officer at Serene Medical, Inc. and held various marketing and sales roles of increasing responsibility in the development and launch of dermatology products at Zeltiq Aesthetics, Inc., and Thermage Inc., where he served as Vice President, Worldwide Marketing and Sales, and of pharmaceutical brands at Penederm, Inc., where he served as Vice President of Marketing and Sales. His additional prior pharmaceutical company experience includes work at Syntex Laboratories and 3M Pharmaceuticals. Mr. Ebbers holds a Bachelor of Business Administration from the University of Wisconsin-Eau Claire, and a Master of Business Administration from the University of Minnesota.

EXECUTIVE COMPENSATION

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

Members of the Compensation Committee

Manmeet S. Soni (Chair)

Mahkam Zanganeh, D.D.S

Executive Compensation

The following is a discussion and analysis of compensation arrangements of our named executive officers, or “NEOs.”  This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.  As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive.  Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

Our NEOs for fiscal year 2018 were as follows, who are comprised of (1) our principal executive officer and (2) our other executive officers:

•	Darrin R. Uecker, our chief executive officer and president and a director;
•	Brian B. Dow, our chief financial officer, senior vice president finance and administration, treasurer and secretary; and
•	Edward A. Ebbers, our executive vice president and general manager, dermatology.

Summary Compensation Table

The following table provides information regarding the compensation of our principal executive officer and each of our other executive officers, together referred to as our named executive officers, for each of the years they were so designated during 2018 and 2017.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Other ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Darrin R. Uecker, President,	2018	461,000	106,837(2)	1,600	—	—	569,437
Chief Executive Officer and Director	2017	330,000	85,932(3)	888	4,988,584	8,220,643	13,626,047

Brian B. Dow, Senior Vice President,	2018	336,000	43,898(4)	1,495	—	—	381,393
Finance and Administration and	2017	260,000	48,360(5)	888	—	1,792,040	2,101,288
Chief Financial Officer

Edward A. Ebbers, Executive Vice	2018	252,083	49,538(6)	1,511	—	—	303,132
President and General Manager,
Dermatology

___________________

(1)

Amounts shown represent the aggregate grant date fair value of the restricted stock units and option awards computed in accordance with FASB ASC Topic 718.  These amounts do not correspond to the actual value that will be recognized by our named executive officers.  The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our financial statements.

(2)	Reflects Mr. Uecker’s cash bonus paid February 2019 for 2018 achievement of performance objectives.
(3)	Reflects Mr. Uecker’s cash bonus paid January 2018 for 2017 achievement of performance objectives.
(4)	Reflects Mr. Dow’s cash bonus paid February 2019 for 2018 achievement of performance objectives.
(5)	Reflects Mr. Dow’s cash bonus paid January 2018 for 2017 achievement of performance objectives.
(6)	Reflects Mr. Ebbers’ cash bonus paid February 2019 for 2018 achievement of performance objectives.

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information concerning equity awards held by the named executive officers at the end of the fiscal year ended December 31, 2018.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of securities underlying outstanding options (#)		Option exercise price ($/sh)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (5) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable
Darrin R. Uecker	228,746(1)	52,788	4.00	9/20/2025
	206,428(2)	175,858	30.99	6/7/2027

Brian B. Dow	105,504(1)	35,168	4.00	11/30/2025
	43,541(2)	51,459	27.14	5/16/2027

Edward A. Ebbers	9,767(2)	46,392	4.68	7/13/2026
	13,750(2)	16,250	27.14	5/16/2027
					10,863(4)	124,490

___________________

(1)	Stock option vests at the rate of 1/4th of the total number of shares subject to the option after one year and 1/16th per quarter for following three years.
(2)	Stock option vests at the rate of 1/48th of the total number of shares over four years.
(3)	Stock option vests at the rate of 1/4th of the total number of shares subject to the option after one year and 1/36th per month for following three years.
(4)	50% of the restricted stock units will vest on June 1, 2019 and the remaining 50% will vest on June 1, 2020.
(5)	The market value of unvested restricted stock units was calculated using the closing price of the Company’s common stock on NASDAQ on December 31, 2018.

Narrative to Summary Compensation Table and Outstanding Equity Awards at Fiscal Year End

Employment Agreement with Darrin R. Uecker

We entered into an employment agreement with Mr. Uecker, our chief executive officer and president and a director, on September 8, 2015.  The employment agreement has no specific term and constitutes at-will employment.  Mr. Uecker’s current annual base salary is $461,000.  Mr. Uecker was eligible for an annual target bonus in 2018 equal to 45% of his annual base salary, subject to achievement of performance objectives.  Mr. Uecker is eligible to participate in employee benefit plans maintained from time to time by us of general applicability to other senior executives.

Mr. Uecker’s employment agreement provided him the right to receive an option to purchase shares of our common stock equal to 3% of our fully diluted equity as of September 8, 2015 (the “Uecker Start Date Option”), and the right to receive an option to purchase shares of our common stock subsequent to the completion of the then planned IPO such that, including the Uecker Start Date Option, Mr. Uecker would hold options to purchase shares equal to 3% of our post-IPO fully diluted equity (the “IPO Option”).  On October 5, 2016, Mr. Uecker and our Company entered into an amendment agreement (the “Uecker Amendment”), pursuant to which Mr. Uecker agreed to forgo receipt of the IPO Option until our stockholders approve a new equity incentive plan or an increase in the number of shares available under the Company’s 2015 Equity Incentive Plan.  Pursuant to the Uecker Amendment, in exchange for Mr. Uecker forgoing receipt of the IPO Option, Mr. Uecker will receive (i) an option grant to purchase 187,286 shares of our common stock, which is a number of shares equal to the number of shares he would have been entitled to receive upon completion of the IPO, and (ii) a restricted stock grant with a grant date fair value equal to the product of (A) (i) the exercise price per share of the deferral grant, less (ii) $4.00 per share, multiplied by (B) 187,286.  In the event of a change in control that precedes the aforementioned option grant while Mr. Uecker is still an employee of our Company, Mr. Uecker would be entitled to receive a cash bonus equal to the consideration he would have received as a holder of a vested option to purchase 187,286 shares of our common stock at an exercise price of $4.00 per share.

Pursuant to Mr. Uecker’s employment agreement, if we experience a change of control, as such term is defined in Mr. Uecker’s applicable option agreement, and Mr. Uecker remains an employee through the date of such change of control, the Uecker Start Date Option and IPO Option, to the extent outstanding and unvested, will fully vest and become exercisable.  The Uecker Start Date Option and IPO Option will be exercisable for a 10-year period after the start date of employment.

If we terminate Mr. Uecker’s employment other than for “cause,” death, or disability or if he resigns for “good reason” as defined in his employment agreement, then, subject to his execution of a release of claims in our favor and Mr. Uecker’s compliance with certain restrictive covenants set forth in his employment agreement Mr. Uecker is entitled to receive (i) continuing payments of Mr. Uecker’s then-current base salary for a period of 12 months following his termination of employment, less applicable withholdings, (ii) accelerated vesting as to that portion of Mr. Uecker’s then outstanding and unvested options that would have vested had Mr. Uecker remained an employee for twelve months following his termination date, and (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for Mr. Uecker and his respective dependents until the earlier of (A) Mr. Uecker or his eligible dependents become covered under similar plans, or (B) the date upon which Mr. Uecker ceases to be eligible for coverage under COBRA.

As defined in Mr. Uecker’s employment agreement, “cause” means Mr. Uecker’s (i) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (ii)  gross misconduct, (iii) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Mr. Uecker owes an obligation of nondisclosure as a result of Mr. Uecker relationship with the Company; (iv) willful breach of any obligations under any written agreement or covenant with the Company that is injurious to the Company; or (v)  continued failure to perform his employment duties after Mr. Uecker has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Mr. Uecker has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 30 business days after receiving such notice.

As defined in Mr. Uecker’s employment agreement, “good reason” means Mr. Uecker’s resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Mr. Uecker’s express written consent: (i) the assignment to Mr. Uecker of any duties beyond the generally recognized scope of employment of a company president and/or chief executive officer or the reduction of Mr. Uecker’s duties or the removal of Mr. Uecker from his position and responsibilities as president or chief executive officer, either of which must result in a material diminution of Mr. Uecker’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment; provided, however, if Mr. Uecker is provided with an alternative executive type position within the Company or its subsidiaries at the same or better compensation as proved herein or that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute “good reason”; (ii) a reduction in Mr. Uecker’s base salary (except where there is a reduction applicable to the management team generally of not more than 10% of Mr., Uecker’s base salary); or (iii) a material change in the geographic location of Mr. Uecker’s primary work facility or location; provided, that a relocation of less than 50 miles from Mr. Uecker’s then present work location will not be considered a material change in geographic location.  Mr. Uecker will not resign for good reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “good reason” within 90 days of the initial existence of the grounds for “good reason” and a reasonable cure period of not less than 30 days following the date of such notice and such grounds for “good reason” have not been cured during such cure period.

In the event any payment to Mr. Uecker pursuant to his employment agreement would be subject to the excise tax imposed by Section 4999 of the Code as a result of a payment being classified as a parachute payment under Section 280G of the Code, Mr. Uecker will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to eliminate the potential excise tax imposed by Section 4999 of the Code.

Mr. Uecker has also entered into our standard inventions assignment, confidentiality and non-competition agreement and our standard indemnification agreement for officers and directors.

Employment Agreement with Brian B. Dow

We entered into an employment agreement with Mr. Brian B. Dow, our chief financial officer, secretary and senior vice president finance and administration, on November 20, 2015.  The employment agreement has no specific term and constitutes at-will employment.  Mr. Dow’s current annual base salary is $336,000.  Mr. Dow was eligible for an annual target bonus in 2018 equal to 30% of his annual base salary, subject to achievement of performance objectives.  Mr. Dow is eligible to participate in employee benefit plans maintained from time to time by us of general applicability to other senior executives.

Mr. Dow’s employment agreement provided him the right to receive an option to purchase shares of the Company’s Common Stock equal to 1.5% of the Company’s fully diluted equity as of November 20, 2015 (the “Dow Option”).  Pursuant to Mr. Dow’s employment agreement, if we experience a change of control, as such term is defined in the option agreement underlying the Dow Option, and Mr. Dow remains an employee through the date of such change of control, the Dow Option, to the extent outstanding and unvested, will fully vest and become exercisable.  The Dow Option is exercisable for a 10-year period after the start date of employment.

If we terminate Mr. Dow’s employment other than for “cause,” death, or disability or if he resigns for “good reason” as defined in his employment agreement, then, subject to his execution of a release of claims in our favor and Mr. Dow’s compliance with certain restrictive covenants set forth in his employment agreement, Mr. Dow is entitled to receive (i) continuing payments of Mr. Dow’s then-current base salary for a period of 6 months following his termination of employment, less applicable withholdings, (ii) accelerated vesting as to that portion of Mr. Dow’s then outstanding and unvested options that would have vested had Mr. Dow remained an employee for twelve months following his termination date, and (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for Mr. Dow and his respective dependents until the earlier of (A) Mr. Dow or his eligible dependents become covered under similar plans, or (B) the date upon which Mr. Dow ceases to be eligible for coverage under COBRA.

As defined in Mr. Dow’s employment agreement, “cause” means Mr. Dow’s (i) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (ii) gross misconduct, (iii) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Mr. Dow owes an obligation of nondisclosure as a result of Mr. Dow relationship with the Company; (iv) willful breach of any obligations under any written agreement or covenant with the Company that is injurious to the Company; or (v) continued failure to perform his employment duties after Mr. Dow has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Mr. Dow has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 30 business days after receiving such notice.

As defined in Mr. Dow’s employment agreement, “good reason” means Mr. Dow’s resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Mr. Dow’s express written consent: (i) assignment to Mr. Dow of any duties beyond the generally recognized scope of employment of a company chief financial officer and senior vice president finance and administration or the reduction of Mr. Dow’s duties or the removal of Mr. Dow from his position and responsibilities as chief financial officer and senior vice president finance and administration, either of which must result in a material diminution of Mr. Dow’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment; provided, however, if Mr. Dow is provided with an alternative executive type position within the Company or its subsidiaries at the same or better compensation as proved herein or that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute “good reason”; (ii) a reduction in Mr. Dow’s base salary (except where there is a reduction applicable to the management team generally of not more than 10% of Mr. Dow’s base salary); or (iii) a material change in the geographic location of Mr. Dow’s primary work facility or location; provided, that a relocation of less than 50 miles from Mr. Dow’s then present work location will not be considered a material change in geographic location.  Mr. Dow will not resign for good reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “good reason” within 90 days of the initial existence of the grounds for “good reason” and a reasonable cure period of not less than 30 days following the date of such notice and such grounds for “good reason” have not been cured during such cure period.

In the event any payment to Mr. Dow pursuant to his employment agreement would be subject to the excise tax imposed by Section 4999 of the Code as a result of a payment being classified as a parachute payment under Section 280G of the Code, Mr. Dow will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to eliminate the potential excise tax imposed by Section 4999 of the Code.

Mr. Dow has also entered into our standard inventions assignment, confidentiality and non-competition agreement and our standard indemnification agreement for officers and directors.

Employment Agreement with Edward A. Ebbers

We entered into an employment agreement with Mr. Edward A. Ebbers, our executive vice president and general manager, dermatology, on June 26, 2016. The employment agreement has no specific term and constitutes at-will employment. Mr. Ebbers’ current annual base salary is $220,000. Mr. Ebbers was eligible for an annual target bonus in 2018 equal to 25% of his annual base salary, subject to achievement of performance objectives.  Mr. Ebbers is eligible to participate in employee benefit plans maintained from time to time by us of general applicability to other senior executives.

Mr. Ebbers’ employment agreement provided him the right to receive an option to purchase shares of the Company’s Common Stock equal to 0.75% of the Company’s fully diluted equity as of June 26, 2016. November 20, 2015 (the “Ebbers Option”).  The Ebbers Option is exercisable for a 10-year period after the start date of employment.

If we terminate Mr. Ebbers’ employment other than for “cause,” death, or disability or if he resigns for “good reason” as defined in his employment agreement, then, subject to his execution of a release of claims in our favor and Mr. Ebbers’ compliance with certain restrictive covenants set forth in his employment agreement, Mr. Ebbers is entitled to receive (i) continuing payments of Mr. Ebbers’ then-current base salary for a period of 6 months following his termination of employment, less applicable withholdings, (ii) Mr. Ebbers’ annual target bonus for the year of termination, prorated for the portion of the year served (iii) accelerated vesting as to that portion of Mr. Ebbers’ then outstanding and unvested options that would have vested had Mr. Ebbers remained an employee for twelve months following his termination date, and (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for Mr. Ebbers and his respective dependents until the earlier of (A) Mr. Ebbers or his eligible dependents become covered under similar plans, or (B) the date upon which Mr. Ebbers ceases to be eligible for coverage under COBRA.

As defined in Mr. Ebbers’ employment agreement, “cause” means Mr. Ebbers’ (i) conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (ii) gross misconduct, (iii) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Mr. Ebbers owes an obligation of nondisclosure as a result of Mr. Ebbers relationship with the Company; (iv) willful breach of any obligations under any written agreement or covenant with the Company that is injurious to the Company; or (v) continued failure to perform his employment duties after Mr. Ebbers has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Mr. Ebbers has not substantially performed his duties and has failed to cure such non-performance to the Company’s satisfaction within 30 business days after receiving such notice.

As defined in Mr. Ebbers’ employment agreement, “good reason” means Mr. Ebbers’ resignation within 30 days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Mr. Ebbers’ express written consent: (i) assignment to Mr. Ebbers of any duties beyond the generally recognized scope of employment of a company chief financial officer and senior vice president finance and administration or the reduction of Mr. Ebbers’ duties or the removal of Mr. Ebbers from his position and responsibilities as vice president and general manager, dermatology, either of which must result in a material diminution of Mr. Ebbers’ authority, duties, or responsibilities with the Company in effect immediately prior to such assignment; provided, however, if Mr. Ebbers is provided with an alternative executive type position within the Company or its subsidiaries at the same or better compensation as proved herein or that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity will not constitute “good reason”; (ii) a reduction in Mr. Ebbers’ base salary (except where there is a reduction applicable to the management team generally of not more than 10% of Mr. Ebbers’ base salary); or (iii) a material change in the geographic location of Mr. Ebbers’ primary work facility or location; provided, that a relocation of less than 50 miles from Mr. Ebbers’ then present work location will not be considered a material change in geographic location.  Mr. Ebbers will not resign for good reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “good reason” within 90 days of the initial existence of the grounds for “good reason” and a reasonable cure period of not less than 30 days following the date of such notice and such grounds for “good reason” have not been cured during such cure period.

In the event any payment to Mr. Ebbers pursuant to his employment agreement would be subject to the excise tax imposed by Section 4999 of the Code as a result of a payment being classified as a parachute payment under Section 280G of the Code, Mr. Ebbers will receive such payment as would entitle him to receive the greatest after-tax benefit, even if it means that we pay him a lower aggregate payment so as to eliminate the potential excise tax imposed by Section 4999 of the Code.

Mr. Ebbers has also entered into our standard inventions assignment, confidentiality and non-competition agreement and our standard indemnification agreement for officers and directors.

Equity Compensation Plan Information

The following table presents information about the Company’s equity compensation plans as of December 31, 2018 (in thousands, except price data):

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by security holders	2,540,812	16.95	1,017,910
Equity compensation plans not approved by security holders	415,875	17.61	541,625

(1)	Includes approximately 478,474 shares issuable under the Company’s 2017 Employee Stock Purchase Plan.

AUDIT COMMITTEE REPORT

The following audit committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

Our Audit Committee is composed of “independent” directors, as determined in accordance with Nasdaq Stock Market’s Rules and Rule 10A-3 of the Exchange Act.  The Audit Committee has certain duties and powers as described in its written charter adopted by the Board of Directors.  A copy of the charter can be found on the Company’s website at www.pulsebiosciences.com.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, assessing the independent auditor’s qualifications and independence, the performance and scope of independent audit procedures performed on our financial statements and internal control, and management’s process for assessing the adequacy of our system of internal control.  Management is responsible for preparation, presentation, and integrity of our financial statements as well as our financial reporting process, accounting policies, internal control over financial reporting, and disclosure controls and procedures.  The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has:

•	reviewed and discussed our audited financial statements with management and Deloitte & Touche LLP, the independent auditors;
•

discussed with Deloitte & Touche LLP the matters required to be discussed by the Auditing Standard No. 1301 – Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Release No. 2012-004; and

•

received from Deloitte & Touche LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the auditors their independence.

In addition, the Audit Committee has regularly met separately with management and with Deloitte & Touche LLP.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Members of the Audit Committee

Manmeet S. Soni (Chair)

Thomas J. Fogarty, M.D.

Mitchell E. Levinson

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our common stock, to file with the SEC reports about their ownership of common stock and other equity securities of the Company.  Such directors, officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of the reports provided to us and on representations received from our directors and executive officers, we believe that all of our executive officers, directors and persons who beneficially own more than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2018.

Stockholder Proposals

Stockholder Proposals for 2020 Annual Meeting

The Nominating and Corporate Governance Committee has a policy regarding the consideration of director candidates (the “Stockholder Nomination Policy”). Under the Stockholder Nomination Policy, the Nominating and Corporate Governance Committee will consider recommendations for candidates to the Board of Directors from stockholders holding at least ten percent (10%) of the fully diluted capitalization of the Company continuously for at least twenty-four (24) months prior to the date of the submission of the recommendation.

The submission deadline for stockholder proposals to be included in our proxy materials for the 2020 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act is December 16, 2019 except as may otherwise be provided in Rule 14a-8.  All such proposals must be in writing and received by our Corporate Secretary at Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545 by close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2020 annual meeting of stockholders.  Submission of a proposal before the deadline does not guarantee its inclusion in our proxy materials.

Advance Notice Procedure for 2020 Annual Meeting

Under our Bylaws, director nominations and other business may be brought at an annual meeting of stockholders in accordance with the requirements of our Bylaws as in effect from time to time.  For the 2020 annual meeting of stockholders, a stockholder notice must be received by our Corporate Secretary at Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the one-year anniversary of the date of the previous year’s annual meeting.  However, if the 2020 annual meeting of stockholders is advanced by more than 25 days prior to or delayed by more than 25 days after the one-year anniversary of the 2019 Annual Meeting of Stockholders, then, for notice by the stockholder to be timely, it must be received by our Corporate Secretary not earlier than the close of business on the 120th day prior to the 2020 annual meeting of stockholders and not later than the close of business on the later of (i) the 90th day prior to the 2020 annual meeting of stockholders, or (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made. Please refer to the full text of our Bylaw provisions for additional information and requirements. A copy of our Bylaws may be obtained by writing to our Corporate Secretary at the address listed above.

Stockholders Sharing the Same Address

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders.  This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to our stockholders.  Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies.  Any stockholders who object to or wish to begin householding may notify our Investor Relations Department at ir@pulsebiosciences.com or Investor Relations, Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545.

Fiscal Year 2018 Annual Report and SEC Filings

Our financial statements for the fiscal year ended December 31, 2018 are included in our Annual Report on Form 10-K. Our Annual Report and this Proxy Statement are posted on our website at www.pulsebiosciences.com and are available from the SEC at its website at www.sec.gov.  You may also obtain a copy of our Annual Report without charge by sending a written request to Investor Relations, Pulse Biosciences, Inc., 3957 Point Eden Way, Hayward, CA 94545.

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The board of directors does not know of any other matters to be presented at the Annual Meeting.  If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold.  You are, therefore, requested to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Hayward, California

April 2019

PULSE BIOSCIENCES, INC. 3957 Point Eden Way Hayward, CA 94545

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 15, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 15, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees		For	Against	Abstain

1A	Kenneth A. Clark		☐	☐	☐

1B	Robert W. Duggan		☐	☐	☐

1C	Thomas J. Fogarty, M.D.		☐	☐	☐
NOTE: Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
1D	Mitchell E. Levinson		☐	☐	☐

1E	Manmeet S. Soni		☐	☐	☐

1F	Darrin R. Uecker		☐	☐	☐

1G	Mahkam Zanganeh, D.D.S.		☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.			For	Against	Abstain

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com

PULSE BIOSCIENCES, INC.

Annual Meeting of Stockholders

May 16, 2019 8:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Darrin R. Uecker and Brian B. Dow, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of PULSE BIOSCIENCES, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on May 16, 2019 at 8:00 a.m. Pacific Time at the Company’s headquarters located at 3957 Point Eden Way, Hayward, CA 94545, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side